Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) made on this 16th day of January, 2007, by and among OMNI Energy Services Corp., a Louisiana corporation (the “Buyer”), BMJ Industrial Investments, L.L.C., a Texas limited liability company, (the “Company” or “BMJ”), Charles Holston, Inc., a Louisiana corporation (the “Subsidiary” or “CHI”), and Brian J. Recatto, Lawrence J. Shaw III and Matthew E. Miller, the members and owners of 100% of the equity and membership interests in BMJ (collectively the “Members”).

WHEREAS, BMJ owns 100% of the issued and outstanding common stock of CHI (the “CHI Common Stock”);

WHEREAS, the Members own 100% of the membership interests and equity interests in BMJ (“Membership Interest”); and

WHEREAS the Members wish to sell and transfer to Buyer, which wishes to purchase and acquire from the Members, 100% of the Membership Interest in return for certain cash and other consideration as provided herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Basic Transaction. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Members, and the Members agree to sell and convey to the Buyer, 100% of the Membership Interest for the consideration specified in Section 1.2.

1.2 Purchase Price. On the date of the closing of the transactions contemplated by this Agreement, and in consideration for the delivery of the Membership Interest, the Buyer agrees to pay and deliver or cause to be paid and delivered to the Members an aggregate of Twenty-Three Million and No/100 Dollars ($23,000,000.00) (the “Purchase Price”), in accordance with the following:

a. On the Closing Date, Buyer shall pay or cause to be paid and deliver to or for the benefit of Members Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00) payable in cash, by wire transfer or other delivery of immediately available funds (the “Closing Cash Payment”). The Closing Cash Payment shall be allocated among the Members in the manner set forth on Exhibit 1.2(a) hereto and wired pursuant to the instructions set forth on said Exhibit 1.2(a). The Closing Cash Payment together with the Five Hundred Thousand and No/100 Dollars ($500,000) cash earnest money deposit tendered on or about November 16, 2006, (the “Earnest Money Deposit”) constitute the Eighteen Million and No/100 Dollars ($18,000,000.00) Total Cash Payment.

b. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Members a promissory note in the form attached as Exhibit 1.2(b) made by Buyer in the original principal amount of One Million and No/100 Dollars ($1,000,000.00) which shall bear simple interest at a rate of five (5%) percent per annum and shall have a term of twelve (12) months from the Closing Date (“Seller Note No. 1”). After maturity the note shall bear simple interest at the rate of fifteen (15%) per annum. Accrued interest shall be paid monthly on the first (1st) day of each month following Closing. In the event Brian J. Recatto (“Recatto”), Lawrence J. Shaw III (“Shaw”) or Matthew E. Miller (“Miller”) resigns his employment or consultancy with the Company (for any reason other than death or disability), materially breaches his Employment or Consulting Agreement, or is terminated for cause [as defined in the Employment Agreements attached as Exhibits 4.1(e)(1) and 4.1(e)(2) and in the Consulting Agreement attached as Exhibit 4.1(e)(3) ] prior to the maturity date of Seller Note No. 1, Seller Note No. 1 shall be surrendered by Members to Buyer and cancelled by Buyer in which event Members shall forfeit any and all right to the remaining unpaid balance of Seller Note No. 1.

c. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Members a promissory note in the form attached as Exhibit 1.2(c), made by Buyer in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00) which shall bear simple interest at the rate of five (5%) percent per annum and shall have a term of twenty-four (24) months from the Closing Date (“Seller Note No. 2”). After maturity the note shall bear simple interest at the rate of fifteen (15%) per annum. Accrued interest shall be paid monthly on the first (1st) day of each month following Closing. In the event Recatto or Shaw resigns his employment with the Company (for any reason other than death or disability), materially breaches his Employment Agreement, or is terminated for cause [as defined in the Employment Agreements attached as Exhibits 4.1(e)(1) and 4.1(e)(2)] prior to the maturity date of Seller Note No. 2, Seller Note No. 2 shall be surrendered by Members to Buyer and cancelled by Buyer in which event Members shall forfeit any and all right to the remaining unpaid balance of Seller Note No. 2.

d. On the Closing Date, as part of the Purchase Price, Buyer shall issue and deliver to the Members a promissory note in the form attached as Exhibit 1.2(d), made by Buyer in the original principal amount of Two Million and No/100 Dollars ($2,000,000.00) which shall bear simple interest at the rate of five (5%) percent per annum and shall have a term of thirty-six (36) months from the Closing Date (“Seller Note No. 3”). After maturity the note shall bear simple interest at the rate of fifteen (15%) per annum. Accrued interest shall be paid monthly on the first (1st) day of each month following Closing. In the event Recatto or Shaw resigns his employment with the Company (for any reason other than death or disability), materially breaches his Employment Agreement, or is terminated for cause [as defined in the Employment Agreements attached as Exhibits 4.1(e)(1) and 4.1(e)(2)] prior to the maturity date of Seller Note No. 3, Seller Note No. 3 shall be surrendered by Members to Buyer and cancelled by Buyer in which event Members shall forfeit any and all right to the remaining unpaid balance of Seller Note No. 3.

e. Upon maturity, Members may convert all or any part of the unpaid principal balance of Seller Note No. 2 and/or Seller Note No. 3 into the common stock of Buyer (“OMNI Shares”) at a per share price equal to the lesser of the then current market price of an OMNI Share or Nine and 24/100 Dollars ($9.24) per OMNI Share. Notwithstanding the foregoing, if Buyer desires to pay-off all or part of a note or notes early and has called a note or notes for redemption, the right to convert the note or notes into OMNI Shares shall be accelerated and will terminate at the close of business on the fifth business day prior to the day fixed as the date of redemption.

f. Seller Note No. 1, Seller Note No. 2 and Seller Note No. 3 shall be callable at any time at face value by Buyer during the term of the notes. Should Buyer elect to call or redeem Seller Note No. 2 or Seller Note No. 3, in whole or in part, by paying to Members all or part of the outstanding principal amount plus all unpaid interest to the date of redemption, Buyer shall give Members written notice thereof not less than fifteen (15) days prior to the date designated as the redemption date.

g. Seller Note No.1, Seller Note No. 2 and Seller Note No. 3 shall, at all times, be subordinate to Buyers senior lenders including any replacement, substitute or refinance lenders. Buyer’s current senior lenders are Webster Business Credit Corporation a New York corporation, and ORIX Finance Corp., a Delaware corporation.

h. On the Closing Date, the Buyer shall assume the current long term debt of CHI outstanding at such time (the “Closing Assumption of Debt”). However, on the Closing Date, the long term debt shall be current in payment and shall not exceed Three Million Dollars ($3,000,000).

1.3 Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall occur on or before February 15, 2007, effective January 1, 2007 (the “Closing Date”).

a. The execution and delivery of all documents necessary to enter into the transactions contemplated by this Agreement shall take place at the offices of Gordon, Arata, McCollam Duplantis & Eagan, L.L.P., 400 East Kaliste Saloom Road, Suite 4200, Lafayette, Louisiana 70508, or such other place as the parties may mutually agree on the Closing Date.

b. At the Closing: (i) the Members will deliver the various certificates, instruments, and documents referred to in Section 4.1 below; (ii) Buyer will deliver the various certificates, instruments, and documents referred to in Section 4.2 below; (iii) the Buyer shall deliver to the Members the Purchase Price as described in Sections 1.2(a), 1.2(b), 1.2 (c) and 1.2 (d); and (iv) Members will deliver the certificates representing 100% of the Membership Interest together with completed stock powers transferring the Membership Interest to Buyer duly executed by such Members (collectively, the “Membership Interest Certificates”).

1.4 No Assignments. No assignment, transfer or other disposition of record or beneficial ownership of any Membership Interest or shares of the CHI Common Stock may be made on or after the date hereof prior to Closing or termination of this Agreement.

1.5 Payment in Full Satisfaction of All Rights. The delivery of the Purchase Price consisting of the Closing Cash Payment, the Earnest Money Deposit, Seller Note No.1, Seller Note No. 2, Seller Note No. 3 and the Closing Assumption of Debt shall be deemed to be payment in full satisfaction of all rights pertaining to the Membership Interest, subject only to satisfaction of Seller Note Nos. 1, 2 and 3.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties by the Company and Members. The Company and Members, solidarily, represent and warrant to the Buyer that the statements contained in this Section 2.1 are correct as to Company and Members as of the date of this Agreement and will be correct as to Company and Members as of the Closing Date and (as though made then), except as set forth in the disclosure schedule delivered by the Company and Members to the Buyer on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the “Company and Members Disclosure Schedule”). The Company and Members Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.1. References in Section 2.1 to a numbered schedule mean the section of the Company and Members Disclosure Schedule that corresponds with that number; for example, references to “Schedule 2.1(d)” mean Section 2.1(d) of the Company and Members Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in either the Company and Members Disclosure Schedule or the Company and Subsidiary Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Company and Members and/or the Company.

a. Organization and Qualification. Members have the legal power and authority to own their membership and equity interests in BMJ. BMJ is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, has the full right, power and legal authority and all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted. The copies of the BMJ Articles of Organization and Operating Agreement, as amended to date, which have been delivered to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect. BMJ is duly qualified to do business and is in good standing in each jurisdiction where, to the reasonable belief of BMJ and Members, the failure to be so qualified would have a material adverse effect on BMJ, which foreign jurisdictions are listed in Schedule 2.2(a).

b. Authority Relative to Agreement. Company and Members have the full right, power and legal authority to execute and deliver this Agreement. Company and Members have the full right, power and legal authority to perform this Agreement and to consummate the transactions contemplated on its or his part hereby. No proceeding on the part of Company or Members, and no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the execution and delivery of this Agreement by Company and Members. No proceeding on the part of Company or Members, and no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the performance by Company or Members of this Agreement and the consummation by Company or Members of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and Members and is a valid and binding agreement of Company and Members, enforceable against Company and Members in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

c. Non-Contravention. The execution, delivery and performance of this Agreement by Company and Members does not, and the consummation by such Company and Members of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of Company or Members pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Company or Members are a party or by which any of such Company’s or Members’ assets are bound. The execution, delivery and performance of this Agreement by Company and Members does not and the consummation by such Company and Members of the transactions contemplated hereby will not violate or conflict with any other restriction of any kind or character to which such Company or Members are subject or by which any of such Company’s or Members’ assets may be bound.

d. Ownership of CHI Common Stock. Company holds of record and owns beneficially the number of and percentage of shares of CHI Common Stock set forth next to its name in Schedule 2.1(d). Company is, and as of the Closing Date, will be the sole and exclusive lawful owner of such shares of CHI Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before Company, and such Members may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such common stock, and Company has no obligation to deliver common stock of the Company or any of its Subsidiaries (as defined below) to any person as of the date hereof, at any time on or prior to either of the Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

e. Ownership of BMJ Membership Interests. Members hold of record and own beneficially the percentage of membership interests and equity of BMJ set forth next to their names in Schedule 2.1(e). Members are, and as of the Closing Date, will be the sole and exclusive lawful owners of membership and equity interests in BMJ free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such interests on any matter that may properly come before members of BMJ, and such Members may exercise such voting power on any matter without violation of the rights of any person. There are no rights, warrants or options outstanding with respect to such membership and equity interests, and Members have no obligation to deliver membership or equity interests in BMJ or any of its Subsidiaries (as defined below) to any person as of the date hereof, at any time on or prior to either of the Closing Date, thereafter or as a result thereof or in connection therewith except as provided in this Agreement.

2.2 Representations and Warranties by the Company, the Members and the Subsidiary. The Company, the Subsidiary and the Members, represent and warrant, solidarily, to the Buyer that the statements contained in this Section 2.2 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then), except as otherwise set forth in the disclosure schedule delivered by the Company, the Members and the Subsidiary to the Buyer on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so amended or supplemented, the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.2. References in Section 2.2 to a numbered schedule mean the section of the Company and Subsidiary Disclosure Schedule that corresponds with that number; for example, references to “Schedule 2.2(a)” mean Section 2.2(a) of the Company Disclosure Schedule. Notwithstanding anything herein to the contrary, each matter disclosed in either the Company and Members Disclosure Schedule or the Company Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Company and/or the Members; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement and/or disclosure schedule is obvious.

a. Organization and Qualification, etc. CHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has the full right, power and legal authority and all licenses, permits, titles and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted. The copies of the Subsidiary’s Articles of Incorporation, and Bylaws, as amended to date, which have been delivered to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect. The Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where, to the reasonable belief of the Company, the Members and the Subsidiary, the failure to be so qualified would have a material adverse effect on the Subsidiary, which foreign jurisdictions are listed in Schedule 2.2(a).

b. Common and Preferred Stock. The authorized common stock of the Subsidiary consists of 1000 shares of CHI Common Stock, of which 1000 shares of CHI Common Stock are validly issued fully paid and non-assessable. 1000 issued and outstanding shares are held of record by the Company and no shares are held in treasury. The Subsidiary will not issue any additional shares of CHI Common Stock or any Shares of preferred stock between the date hereof through the Closing Date. No shares of the common stock or of the preferred stock of the Subsidiary have been issued in violation of the preemptive rights of any past or present shareholder. As of Closing, there shall be no outstanding subscriptions, shares of common stock, shares of preferred stock, calls, warrants, options, contracts, commitments, or demands relating to the common or preferred stock of the Subsidiary or other agreements of any character under which the Subsidiary would be obligated to issue or purchase shares of its common or preferred stock. As of Closing, there shall be no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Subsidiary. As of Closing, there is no voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of the common or preferred stock or the equity interests of the Subsidiary. The Subsidiary has no commitments to issue or sell any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Subsidiary, any shares of its common or preferred stock and no securities or obligations evidencing any such rights are outstanding.

c. Subsidiaries. The Company does not, directly or indirectly, own or control more than ten percent (10%) of the voting securities, or serve as manager or general partner, of any corporation, firm, partnership, joint venture or other business entity other than CHI and CHI Labor, Inc. (collectively the “Subsidiaries”) Neither the Company nor any Subsidiary owns or has any right or obligation to acquire any class of securities (including, without limitation, debt securities) issued by any person or entity and neither the Company nor any Subsidiary is a party to or bound to any partnership, joint venture, voluntary association, or other agreement with any person or entity for the conduct of any business.

d. Authority Relative to Agreement. The Subsidiary has the full right, power, and legal authority to execute and deliver this Agreement. The Subsidiary has the full right, power, and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Subsidiary hereby. The execution and delivery by the Subsidiary of this Agreement and the consummation by the Subsidiary of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and the Company in its capacity as the holder of 100% of the issued and outstanding common stock in the Subsidiary. No proceeding on the part of the Subsidiary, and, no notice, consent, authorization, order or approval of, filing or registration with, any governmental commission, board or other regulatory body, or any bank, bonding company, lender, surety, customer, supplier, or any other person or entity whatsoever is required for or in connection with the Subsidiary’s execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Subsidiary and is a valid and binding agreement of the Subsidiary, enforceable against the Subsidiary in accordance with its terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

e. Non-Contravention. The execution, delivery, and performance of this Agreement by the Subsidiary does not and the consummation by the Subsidiary of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Subsidiary or any of its assets is subject, (2) violate any provision of the Articles of Incorporation or Bylaws of the Subsidiary, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Subsidiary pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Subsidiary is a party or by which any of its assets are bound. The execution, delivery and performance of this Agreement by the Subsidiary does not, and will not, violate or conflict with any other restriction of any kind or character to which the Subsidiary is subject or by which any of its assets may be bound, and the same does not, and will not, constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Subsidiary is a party or by which any of its assets are bound.

f. Financial Information. The Company and Members have previously furnished Buyer with true and complete copies of the balance sheets of the Company and the Subsidiary, as applicable, for the three calendar years ended December 31, 2005 and the related statements of income, retained earnings and cash flows for the thirty-six (36) months then ending. Company and Members have also furnished Buyer with true and complete copies of the unaudited financial compilations for the nine (9) months ended September 30, 2006 and will furnish Buyer with true and complete copies of the unaudited financial compilations for the twelve months ended December 31, 2006 prior to Closing. Such financial statements have been (and will be) prepared in conformity with GAAP consistently applied. Such financial statements present (and will present) fairly the financial position and results of operations of the Company and its consolidated Subsidiaries as of and for the respective periods then ended. The Company and its Subsidiaries do not have any liabilities or obligations of a type which should be included in or reflected as such in financial statements prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in such financial statements. Collectively, the financial statements are the “Company Financial Statements.” Copies of the Company Financial Statements are attached as Schedule 2.2(f).

g. Absence of Certain Changes or Events. Since December 31, 2005, except to the extent described in Schedule 2.2(g) of the Company Disclosure Schedule, and except as expressly permitted by this Agreement or in connection with the transactions contemplated hereby:

(1) neither the Company nor the Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business, except as set forth on Schedule 2.2(g)(1);

(2) neither the Company nor the Subsidiary has entered into any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) either involving more than $35,000 or outside the ordinary course of business, except as set forth on Schedule 2.2(g)(2);

(3) no party (including the Company and the Subsidiary) has breached, accelerated, terminated, modified, or canceled any agreement, contract, lease, permit or license (or series of related agreements, contracts, leases, permits and licenses) involving more than $35,000 to which the Company or the Subsidiary is a party or by which it is bound (“Company Contracts”), except as set forth on Schedule 2.2(g)(3);

(4) neither the Company nor the Subsidiary has imposed or allowed any lien, encumbrance or security interest to be placed upon any of its assets, tangible or intangible (other than the Permitted Exceptions, as defined below);

(5) neither the Company nor the Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $35,000 or outside the ordinary course of business except as shown on Schedule 2.2(g)(5);

(6) neither the Company nor the Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other corporation, partnership, limited liability company or other person (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the ordinary course of business;

(7) neither the Company nor the Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $35,000 except as shown on Schedule 2.2(g)(7);

(8) neither the Company nor the Subsidiary has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(9) neither the Company nor the Subsidiary has canceled, compromised, satisfied, settled, waived, or released any right or claim (or series of related rights and claims) either involving more than $35,000 or outside the ordinary course of business;

(10) neither the Company nor the Subsidiary has granted any license or sub-license of any rights under or with respect to any Intellectual Property (as defined in Section 2.2(l) below);

(11) there has been no change made or authorized in the Articles of Organization or Operating Agreement of the Company or in the Articles of Incorporation or Bylaws of the Subsidiary;

(12) neither the Company nor the Subsidiary has issued, sold, or otherwise disposed of any of its membership interest, equity or common stock, or granted any options, warrants, rights of first refusal, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interest, equity or common stock;

(13) neither the Company nor the Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its membership interest, equity interests or common stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interest, equity interests or common stock, except as set forth on Schedule 2.2(g)(17);

(14) neither the Company nor the Subsidiary has experienced any damage, destruction, or loss to its property in excess of $35,000 which is not covered by insurance, except as set forth on Schedule 2.2(g)(14);

(15) neither the Company nor the Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, managers, Members, shareholders and employees outside the ordinary course of business, except as set forth on Schedule 2.2(g)(15);

(16) neither the Company nor the Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except as set forth on Schedule 2.2(g)(16) ;

(17) neither the Company nor the Subsidiary has granted any increase in compensation to any of its managers, directors, officers, employees, consultants or agents in excess of seven and one-half percent (7.5%) of such person’s base compensation except as disclosed on Schedule 2.2(g)(17);

(18) neither the Company nor the Subsidiary has adopted, amended, modified, or terminated any bonus, stock option, profit-sharing, incentive, severance, or other benefit plan, contract, or commitment for the benefit of any of its directors, officers, managers, and employees (or taken any such action with respect to any other employee benefit plan), except as set forth on Schedule 2.2(g)(18);

(19) neither the Company nor the Subsidiary has made any other change in employment terms for any of its directors, officers, managers and employees outside the ordinary course of business;

(20) neither the Company nor the Subsidiary has made or pledged to make any material charitable or other contribution outside the ordinary course of business;

(21) there has not been any occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the

Company or the Subsidiary which could have a material adverse effect on its assets or its business;

(22) there has not been any material adverse change in the business, financial condition, operation, results of operation, or future prospects of the Company or the Subsidiary;

(23) there have not been any work interruptions, or labor grievances or employee claims filed against the Company or the Subsidiary, within the last two (2) years, except as set forth on Schedule 2.2(g)(23);

(24) there has not been any merger or consolidation or agreement to merge or consolidate with or into any other corporations or entity;

(25) there has not been any material devaluation of inventory or equipment due to obsolescence, deterioration, or pilferage. All inventory on hand and held for resale is good and saleable merchandise and all equipment is in good condition, normal wear and tear excepted, except as disclosed on Section 2.2(g);

(26) there has not been any transfer to Members or other third party of any tangible or intangible property, which is not disclosed in the Financial Statements, except as shown on Schedule 2.2(g)(26).

(27) the Subsidiary has good and merchantable title to all equipment and inventory in the actual or constructive possession of the Company or the Subsidiary and all inventory and equipment is valued on the books and records of the Subsidiary at an amount not greater than the lower of its cost or market value, except as set forth on Schedule 2.2(g)(27);

(28) neither the Company nor the Subsidiary has experienced any products liability claims in the past two (2) years;

(29) other than activities in accordance with normal industry business practices, including but not limited to, by way of example, gifts of minimal value, entertainment, meals and social invitations, neither the Company nor the Subsidiary, nor any Member, has, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services: (i) to obtain favorable treatment for business secured; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company; or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or the Subsidiary; and

(30) neither the Company nor the Subsidiary has committed, orally or in writing, to do any of the foregoing.

h. Permitted Exceptions shall mean (i) liens, mortgages, pledges, security interests or other encumbrances securing indebtedness of the Company or the Subsidiary, with respect to which no default (or event which with notice or lapse of time or both would constitute a default) exists, a correct and complete list of which is set forth on Schedule 2.2(h)(i) of the Company Disclosure Schedule; (ii) liens for taxes and assessments not yet due and payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or the Members is contesting in good faith, by appropriate proceedings, a correct and complete list of which is set forth on Schedule 2.2(h)(iii); and (iv) minor imperfections of title, none of which, individually or in the aggregate, adversely affects the operation, value, use or enjoyment of the affected asset or property.

i. Undisclosed Liabilities. Except as set forth on Schedule 2.2(i), the Company and the Subsidiary have no liabilities (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or its Subsidiaries giving rise to any liability), except for (i) liabilities set forth on the face of the Company Financial Statements (including the notes thereto) and (ii) liabilities which have arisen after December 31, 2005, in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

j. Permits and Legal Compliance. The Company and the Subsidiary have all permits, licenses, orders, qualifications, and approvals of all governmental and regulatory authorities material to the conduct of their business, a correct and complete list of which is set forth in Schedule 2.2(j). All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened. None of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement provided the requisite notice is provided or consent obtained. To the best of the Members’ and Company’s and Subsidiary’s knowledge, information and belief, the Company and the Subsidiaries have complied with all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or the Subsidiaries alleging any failure so to comply.

k. Title to Properties; Absence of Liens and Encumbrances, etc. The Company and the Subsidiary have good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions). A correct and complete list of all such properties and assets (other than properties and assets described in Sections 2.2(l), 2.2(m), 2.2 (n), 2.2(n)(1) and 2.2(n)(2) with a historical cost in excess of $5,000 is set forth on Schedule 2.2(k). The properties and assets of the Company and the Subsidiary are free and clear of any liens, charges, pledges, mortgages, conditional sales contracts, security interests or other encumbrances (other than Permitted Exceptions).

l. Software. Schedule 2.2(l) contains a list or description by type of all operating and applications computer programs and data bases (“Software”) which the Company and the Subsidiary use or have available for use and plan to use, and such Software constitutes all the Software which is used to operate the business of the Company and the Subsidiary as currently conducted. All such Software is owned outright by the Company and the Subsidiary except as indicated on Schedule 2.2(l). As to any Software which Schedule 2.2(l) indicates is not owned by the Company or the Subsidiary, the owner of such Software is identified on Schedule 2.2(l), and the Company or the Subsidiary has the right to use the same pursuant to valid leases or licenses therefor. To the best of Members’ and Company’s and Subsidiary’s knowledge, information and belief, none of the Software used by or available to the Company or the Subsidiary, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is known to be threatened.

m. Patent, Trademark, etc. Claims. The Company or the Subsidiary is the owner or licensee of all patents, patent licenses, trademarks/service marks/trade names, trademark/service mark/trade name registrations, copyrights, and copyright registrations or any other intellectual property (“Intellectual Property”) used in the operation of the Company’s and the Subsidiary’s business as presently conducted and purported to be owned or licensed by it; and a correct and complete list of such Intellectual Property is set forth in Schedule 2.2(m) of the Company Disclosure Schedule. Each item of Intellectual Property owned or used by the Company or the Subsidiary immediately prior to the Closing will be owned or available for use by the Company and the Subsidiary on the same terms and conditions immediately after the Closing. The Company or the Subsidiary owns or has the right to use all such Intellectual Property. To the best of , Members’ and Company’s and Subsidiary’s knowledge, information and belief after due inquiry, neither the Company nor the Subsidiary has infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm or corporation and neither has received any notice of such infringement. Neither the Company nor the Subsidiary is a party to any license, sub-license, agreement or arrangement pursuant to which the Company or the Subsidiary uses Intellectual Property except as shown in Schedule 2.2(m). With respect to each such license, sub-license, agreement or arrangement set forth in Schedule 2.2(m):

(1) the license, sub-license, agreement or arrangement covering the item is legal, valid, binding, enforceable, and in full force and effect;

(2) the license, sub-license, agreement or arrangement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing;

(3) no party to such license, sub-license, agreement or arrangement is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; and

(4) no party to the license, sub-license, agreement or arrangement has repudiated any provision thereof.

Each of the Company and its Subsidiaries owns, or holds adequate licenses or other rights to use, its trade names in the business as now conducted by it, and such use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. The Members have delivered to Buyer correct and complete copies of all such licenses, sub-licenses agreements and arrangements (as amended to date) disclosed on Schedule 2.2(m).

n. List of Properties, Contracts and Other Data. The Company or the Subsidiary owns or leases all personal and real property and tangible or intangible assets used in the conduct of its business as presently conducted. Except as reflected in such Schedule 2.2(n), all of the property of the Company and the Subsidiary is in existence and is in good condition and repair, except for reasonable wear and tear, sufficient to conduct the business of the Company and the Subsidiary as it is presently being conducted, and in conformity in all material respects with all restrictive covenants, building, zoning, OSHA, safety, or other applicable ordinances, restrictions, regulations, or laws. Except for the warranties expressly set forth in this Section 2.2(n), the Company, the Members and the Subsidiary make no other representations concerning the condition of said movable property. Schedule 2.2(n)(1) and Schedule 2.2(n)(2) contain a list setting forth, with respect to the Company and the Subsidiary as of the date hereof, the following:

(1) Schedule 2.2(n)(1) of the Company Disclosure Schedule lists and describes briefly all real property owned by the Company and the Subsidiary and all real property leased or subleased by or to the Company and the Subsidiary (whether as lessor or as lessee). The Company and Members have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.2(n)(1) (as amended to date). With respect to each lease and sublease listed in Schedule 2.2(n)(1);

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, except as set forth on Schedule 2.2(n)(l)(ii);

(iii) no party to the lease or sublease is in breach or default of any material term or provision, and to the best of Members’, Company’s and Subsidiary’s knowledge no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) except as described on Schedule 2.2(n)(1), there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi) to the best of Members’, Company’s and Subsidiary’s knowledge, information and belief after due inquiry, with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are correct and complete with respect to the underlying lease;

(vii) except for Permitted Encumbrances which will be paid at Closing, neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii) neither the Members nor the Company nor the Subsidiary has received any notices from any governmental authority as to any violations or alleged violations of any applicable laws, rules and regulations with respect to facilities leased or subleased by the Company or the Subsidiary or as to any unfulfilled legal requirements in connection with the operation thereof and, such facilities have been operated and maintained in all material respects in accordance with applicable laws, rules and regulations; and

(ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Company and the Subsidiary at such facilities.

(2) Schedule 2.2(n)(2) of the Company Disclosure Schedule lists and describes briefly all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company or the Subsidiary is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in Section 2.2, provided that there need not be listed in the Company Disclosure Schedule (unless required pursuant to the preceding subsections of this Section 2.2(n)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company or the Subsidiary during its remaining life aggregating less than $25,000 or which is terminable by the Company or Subsidiary within thirty days without payment of a premium or penalty.

Correct and complete copies of all documents, and descriptions complete in all material respects of all oral agreements or commitments (if any), referred to in this Section 2.2(n) have been provided to Buyer or its counsel. Neither the Company, nor the Members nor the Subsidiary has been notified of any claim that any contract listed in Schedule 2.2(n)(2) of the Company Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

o. Use of Real Property. Neither the Members nor the Company nor the Subsidiary has received notice of violation of any applicable restrictive covenant, zoning or building regulation, ordinance or other law, order, regulation, restriction or requirement relating to the operations of the Company or the Subsidiary, or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedule. Neither the Members nor the Company nor the Subsidiary has received notice that any plant, facility or other building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and none of the Members, the Company and the Subsidiary has received notice that any restriction, law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties.

p. Environmental Laws. To the best of Members’, Company’s and Subsidiary’s knowledge, the Company and the Subsidiary, including, without limitation, its/their businesses, facilities, property, and equipment has been and is currently in compliance, in all material respects, with all applicable federal, state, and local laws, rules, and regulations of all authorities, including without limitation, applicable Environmental Laws (as hereinafter defined). To the best of Members’, Company’s and Subsidiary’s knowledge, the Company and the Subsidiary have, and are and have been in compliance with, all permits, certificates, licenses and other authorizations required to operate its/their business, facilities, property, and equipment in compliance with applicable Environmental Laws (“Environmental Permits”), if any, including, without limitation, any relating to the generation, processing, treatment, discharge, storage, transport, disposal, or other management of Hazardous Substances (as hereinafter defined) and those relating to the protection of environmentally sensitive areas and has timely filed all applications for renewal of the same. To the best of Members’ , Company’s and Subsidiary’s knowledge, information and belief, the Company is not now, and will not be in the future, as a result of the operation or condition of the business of the Company or the Subsidiary on or prior to the date of Closing, subject to any: (a) liability in connection with any release or threatened release of any Hazardous Substance into the environment whether on or off any of its businesses, facilities, premises, properties, or equipment; (b) reclamation, decontamination, removal, investigation, remediation or monitoring requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law. There are no, nor have there been any, claims, demands, actions, judgments, notices, proceedings, liens, or liabilities brought, pending or threatened against the Company, the Subsidiary or any of its/their businesses, facilities, properties, premises or equipment relating in any manner to actual or alleged non-compliance with Environmental Laws, harm to the environment, or the release, threatened release, disposal, presence, handling, discharge or storage of or exposure to or damage caused by Hazardous Substances (“Environmental Claims”) as of the Closing Date. To the knowledge of the Members, Company and Subsidiary no requirement of Environmental Laws will require future compliance costs on the part of the Company in excess of Thirty-five Thousand Dollars ($35,000) above costs currently expended in the ordinary course of business. There are no obligations, undertakings or liabilities of any other person or entity, including without limitation, any predecessor-in-interest, arising out of or relating to Environmental Laws, which the Company or the Subsidiary has agreed to, assumed or retained, by contract or otherwise, except as set forth in Schedule 2.2(o). “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution, the environment, public or worker health and safety or a community’s right to know including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, hazardous substances, hazardous materials, hazardous wastes, solid wastes, toxic substances, extremely hazardous substance, hazardous chemical, oil, or petroleum (or any fraction or constituent thereof) (as each of the foregoing items is defined, listed or regulated under Environmental Laws) and such other materials, wastes or substances that are or become classified or regulated as hazardous or toxic under Environmental Laws (collectively, “Hazardous Substances”) in ambient or indoor air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

q. Litigation. Except as provided on Schedule 2.2(q), neither the Company nor any Subsidiary has been served with notice with respect to any demands, actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances, proceedings, audits or investigations with respect to the Company or any Subsidiary pending against the Company or any Subsidiary at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such demands, actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances, or proceedings that are known to be threatened against the Company or any Subsidiary.

r. Labor and Employment Matters. Schedule 2.2(r) of the Company Disclosure Schedule sets forth all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company or the Subsidiary within sixty (60) calendar days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or their plans or arrangements providing for benefits to employees of the Company or the Subsidiary.

(1) Neither the Company nor any of the Members nor any Subsidiary has received notice of any controversies between the Company or any Subsidiary and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company or any Subsidiary, and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the employees of the Company or any Subsidiary.

(2) Neither the Company or any of the Members or any Subsidiary has received notice of any claim that it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that it is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

(3) Schedule 2.2(r)(3) of the Company Disclosure Schedule sets forth the current annual compensation (or basis thereof) of all employees of the Company (by position or by department) as of November 30, 2006.

s. Accounts Receivable. All notes and accounts receivable of the Company and the Subsidiary are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims [except as clearly indicated in the Company Financial Statements or as set forth in Schedule 2.2(s)]. Except as set forth on Schedule 2.2(s), all such notes and accounts receivable are current and collectible as of the date hereof, and each of such notes and accounts receivable will be collected at their recorded amounts, subject to normal adjustments, none of which are material in amount. Schedule 2.2(s) sets forth a complete and accurate list of all notes and accounts receivable as of November 30, 2006, which list indicates the aging of such notes and accounts receivable. Schedule 2.2(s) shall be supplemented prior to Closing.

t. Insurance. Schedule 2.2(t) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage, bond and surety arrangements and Directors and Officers liability) to which the Company or the Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years (except as to insurance policies owned by third party vendors, contractors and clients of the Company or the Subsidiary which have contractually named the Company or the Subsidiary as insured or provided other benefits of coverage as a result of contractual liability coverage, which policies need not be listed on Schedule 2.2(t) but shall be made available for inspection by Buyer’s representatives):

(1) the name, address, and telephone number of the agent;

(2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(3) the policy number and the period of coverage;

(4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings of coverage); and

(5) a description of any retroactive or “swing” premium adjustments or other loss-sharing arrangements.

To the best of Members’, Company’s and Subsidiary’s knowledge, information and belief after due inquiry, with respect to each such insurance policy owned by the Company or the Subsidiary: (A) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods and risks which such policy purports to insure; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with its terms on the same terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor the Subsidiary is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company and the Subsidiary have been covered during the past five years by insurance similar in scope and amount customary and reasonable for the businesses in which it has engaged during such period. Schedule 2.2(t) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or the Subsidiary. “Self insurance arrangements” means any arrangement by which the Company has assumed risks in scope and amount customarily insured by businesses in the Company’s industry and geographic region.

u. Employee Benefits.

(1) Schedule 2.2(u) of the Company Disclosure Schedule lists, with respect to Company and Subsidiary, any subsidiary of Company or Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Sections 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and subject to ERISA, (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Company or Subsidiary and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Company or Subsidiary remain for the benefit of, or relating to, any present or former employee, consultant or director of Company or Subsidiary (together, the “Company Employee Plans”).

(2) Company and Subsidiary have furnished to Buyer a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA and/or Code reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Except as described in Schedule 2.2(u)(2), any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Company has also furnished Buyer with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(3) Other than continued health care coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and each Company Employee Plan may be amended or terminated at any time without any liability to Company or any of its subsidiaries or affiliates and each such plan provides the administrator with the discretion to interpret and construe the terms of the plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code) and has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Company and each subsidiary or ERISA Affiliate has performed all obligations required to be performed by them thereunder, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or could incur any liability under, Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed), and Company has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Company Employee Plan, including, without limitation, any audit or inquiry by the Internal Revenue Service of Department of Labor. Neither Company nor any of its subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan,” as defined in Section 3(37) of ERISA, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Company Employee Plan for which Company or any of its affiliates or subsidiaries could be subject to any liability. No Company Employee Plan is funded through a ‘welfare benefit fund’ as such term is defined in Code Section 419(e).

(4) With respect to each Company Employee Plan, Company and each of its subsidiaries are in material compliance with (i) the applicable health care continuation coverage and notice provisions of COBRA and the proposed regulations thereunder, (ii) ERISA Section 609, if applicable, and (iii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

(5) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company, any Company subsidiary or any other ERISA Affiliate to severance benefits or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider; or (iii) require payments or any amount that could be received

(whether in cash or property or the vesting of property) by any employee, officer or director of Company or any of its affiliates or subsidiaries who is a ‘disqualified individual’ (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, or other compensation arrangement or Company Employee Plan currently in effect to be characterized as a ‘excess parachute payment’ as such term is defined in Section 280G(b)(1) of the Code.

(6) Since January 1, 2006, there has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Company subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Plan by an amount equal to $5,000 above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Company’s financial statements.

(7) Under the Company and/or Subsidiary Stock Option Plans, if applicable, Company or Subsidiary has the right to terminate the right of each optionee with respect to vested options granted pursuant thereto by paying such optionee a consideration equal to the amount of the difference between the purchase consideration and the exercise price thereof, or if otherwise, such difference should be disclosed on Schedule 2.2(u)(7).

(8) All voluntary employee benefit associations related to the Company Employee Plans, if any, have been submitted to and approved as exempt from federal income tax under Section 501(c)(9) of the Code by the Internal Revenue Service and have not been amended or operated in a manner which would adversely affect such exempt status.

(9) Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any Company Employee Plan and any annuity contracts purchased by any such plan was issued by an insurance company which carried a commercially acceptable rating from each of Dunn & Bradstreet, Standard & Poor’s, Best and Moody’s Investor Service, Inc., as of the date such contract was issued, the date hereof and the Closing Date.

(10) Except as completely and accurately disclosed on Schedule 2.2(u), no Company Employee Plan covers persons employed outside the United States and no such Plan is subject to the laws of a foreign jurisdiction.

(11) Schedule 2.2(u) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of Company or any of its subsidiaries or affiliates under each unfunded Company Employee Plan.

(12) With respect to each Company Employee Plan, all insurance premiums required to be paid with respect to said plans as of the Effective Time have been or will be paid prior to the Effective Time and adequate reserves have been provided for on Company’s balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time.

v. Tax Matters.

All federal, state, local and foreign tax returns required to be filed by the Company and its Subsidiaries prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed (except for such tax returns subject to a valid extension), and all such returns are correct and complete in all material respects. Members have delivered to Buyer correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies asserted against or agreed to by the Company or any Subsidiary since January 1, 2000. To the knowledge of the Members, the Company, and the Subsidiaries neither the Company nor its Subsidiaries are currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 2.2(v) of the Company Disclosure Schedule sets forth all audits, examinations or similar investigations of the Company and its Subsidiaries by any governmental authority since January 1, 2000.

(1) All federal, state, local and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, “Taxes”) due from or properly accruable by the Company and its Subsidiaries have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in Schedule 2.2(v)(1) with respect to all taxable periods ending on or prior to the date of this Agreement and interim periods through the date of this Agreement.

(2) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Members, the Company or any Subsidiary is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. None of the assets of the Company or any Subsidiary is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

(3) None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common Buyer of which was the Company or a Related Company) or (B) has any liability for the taxes of any person (other than any of the Company or a Related Company and their respective Subsidiaries)

under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(4) Schedule 2.2(v)(4) sets forth the following information with respect to each of the Company and its Subsidiaries as of the most recent practicable date: (A) the basis of the Company or Subsidiary in its assets as set forth on its last filed federal income tax return; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary; and (C) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any Deferred Intercompany Transaction (as defined in Treas. Reg. Section 1.1502-13).

(5) To the best of Company’s and Members knowledge after reasonable inquiry and investigation, the Company will not be liable for any Taxes under Section 1374 of the Code in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by an election under Section 338(h)(10) of the Code. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

(6) To the best of Company’s and Member’s knowledge, there will be no transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred or imposed by the State of Louisiana, or any political subdivision thereof, in connection with the sale of the Membership Interest by the Members pursuant to this Agreement However, Company and Members give no warranty, representation or right of reimbursement concerning the tax treatment in any other states or political subdivision thereof.

w. Disclosures.

(1) No representation or warranty of the Company or the Members or any Subsidiary contained herein, and no statement contained in any document or instrument heretofore delivered to the Buyer in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements herein or therein not misleading.

(2) There is no fact known to Company or any of the Members or the Subsidiary that has any specific application to the Company or the Subsidiary (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company or the Subsidiary that has not been set forth in this Agreement, Schedule 2.2(w) or in the Company Disclosure Schedule.

x. Brokers. All brokerage contracts with respect to this Agreement and the transactions contemplated hereby, written or oral, are disclosed on Schedule 2.2(x).

y. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company, the Members or the Subsidiary.

z. Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

aa. Members Contracts. No Member is a party to any contract or agreement with Company or Subsidiary except as disclosed in Schedule 2.2(aa).

2.3 Representations and Warranties by the Buyer. The Buyer represents and warrants to the Members and the Company that the statements contained in this Section 2.3 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then), except as set forth in the disclosure schedule delivered by the Buyer to the Members and the Company on the date hereof, as supplemented or amended in accordance with Section 3.4 of this Agreement (such schedule, as so supplemented or amended, the (“Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 2.3. Notwithstanding anything herein to the contrary, each matter disclosed in either the Buyer Disclosure Schedule shall be deemed responsive to all other Sections of the Agreement to which disclosure is required by the Buyer; provided, however, that the responsiveness of such a disclosure matter to another Section of the Agreement and/or disclosure schedule is obvious.

a. Organization and Qualification, etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction where, to the reasonable belief of Buyer, such qualification is necessary or appropriate. The copies of the Buyer’s Articles of Incorporation and Bylaws, as amended to date, which have been delivered to the Members are complete and correct, and such instruments, as so amended, are in full force and effect.

b. Subsidiaries, etc. Except as set forth in Schedule 2.3(b), the Buyer does not own of record or beneficially, directly or indirectly, any shares of outstanding common stock or securities convertible into common stock of any other corporation or any participating interest in any partnership, limited liability company, limited liability partnership, joint venture or other non-corporate business enterprise. The corporate and non-corporate business entities listed in Schedule 2.3(b) are collectively called the “Subsidiaries.”

c. Authority Relative to Agreement. Buyer has the corporate power and authority to execute, deliver and perform this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement and to consummate the transactions contemplated on the part of Buyer hereby and thereby. The execution and delivery by Buyer of this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement. No other corporate proceedings on the part of Buyer are necessary to authorize the performance of this Agreement, and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is enforceable against Buyer in accordance with its respective terms, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights.

d. Non-Contravention. The execution, delivery and performance of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement do not and the consummation by Buyer of the transactions contemplated hereby and thereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which Buyer is subject, (2) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Buyer pursuant to, any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which Buyer is a party or by which any of its assets are bound. The execution, delivery and performance of this Agreement and all agreements and instruments to be executed and delivered by Buyer in accordance with this Agreement do not and will not violate or conflict with any other restriction of any kind or character to which Buyer is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which Buyer is a party or by which any of its assets is bound.

e. Approvals. Except as set forth in Schedule 2.3(e), no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and any amendments thereto and the consummation by Buyer of the transactions contemplated hereby and thereby.

f. Litigation. Except as set forth in Schedule 2.3(f), there are no actions, suits, audits, investigations, unfair labor practices charges, complaints, claims, grievances or proceedings with respect to the Buyer or any of its Subsidiaries pending against the Buyer or any of its Subsidiaries at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits, audits, investigations, unfair labor practice charges, complaints, grievances or proceedings that are known to be threatened against the Buyer or any of its Subsidiaries.

g. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Members and the Company, without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any person against Members or the Company for a finder’s fee, brokerage commission, or similar payment.

h. Investment Intent.

(1) Buyer is acquiring the Membership Interest solely for the purpose of investment, for its own account, and not with a view to or for sale in connection with any distribution thereof within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges that the Membership Interest is being sold to Buyer by each of the Members in reliance upon one or more exemptions from registration contained in the Securities Act and applicable state securities laws. The reliance by Members upon such exemptions is based in part upon the representations set forth in this Section 2.3(h).

(2) Buyer understands that the Membership Interest has not been registered under the Securities Act, that there is no established market for the Membership Interest, and that the Membership Interest must be held indefinitely and cannot be transferred unless it is subsequently registered under the Securities Act or an exemption from such registration is available with respect to such transfer.

(3) Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interest and of making an informed investment decision.

(4) Buyer is able to bear the economic risk of its investment in the Membership Interest, to hold the Membership Interest for an indefinite period of time and to afford a complete loss of its investment in the Membership Interest.

(5) Buyer and its representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Company and the Subsidiary and the Members concerning the terms of the transactions contemplated by this Agreement and the affairs and the business and financial condition of the Company and the Subsidiary.

i. Filings with Securities and Exchange Commission. Each of the Forms 10 K and 10-Q filed by the Buyer with the Securities and Exchange Commission (“SEC”) during calendar years 2004, 2005 and 2006 fairly present, in all material respects, the financial condition and results of operation of the Buyer for the periods covered by such reports. No event has occurred or developed during calendar years 2004, 2005 or 2006 resulting in a material adverse effect on Buyer’s assets or business not required to be reported to the SEC. Since the expiration of the most recent period for which a Form 10-K or 10-Q was prepared and filed by Buyer, (a) there has been no change in the assets liabilities or financial condition of Buyer’s business except for changes in the ordinary course of business which have not had a material adverse effect on Buyer’s assets or business, and (b) there has been no occurrence or development, individually or in the aggregate, whether or not insured against, with respect to the business, prospects, condition (financial or otherwise), operations, property or affairs of the Buyer’s business, which has had a material adverse effect on Buyer’s assets or business.

j. Capital Expenditures. During the calendar year 2007 Buyer shall make capital expenditures of at least Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000), in a form and manner approved by the Members, in support of the Company’s contract to supply equipment and services to Anadarko in the Rocky Mountain region.

ARTICLE 3

ADDITIONAL COVENANTS AND AGREEMENTS

3.1 Conduct of Business. During the period from the date hereof to the Closing Date, except as otherwise expressly contemplated by this Agreement, the Members shall cause the Company and the Company shall cause the Subsidiary to, and the Company and the Subsidiary shall conduct their operations according to their ordinary and usual course of business, and shall use their best efforts to preserve intact their business organization, keep available the services of their managers, officers and employees, and maintain their present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with them. Representatives of the Company and the Subsidiary will on request confer during such period with representatives of Buyer to keep it informed with respect to the general status of the on-going operations of the business of the Company and the Subsidiary. Without limiting the generality of the foregoing and except as otherwise affected by matters expressly contemplated by this Agreement or in connection with the transactions contemplated by this Agreement, the Members will cause the Company and the Company will cause the Subsidiary during such period to:

a. carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of operation or accounting, nor provide discounted services outside the ordinary course of business consistent with the Company’s and the Subsidiary’s prior practices;

b. maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

c. perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) within sixty (60) calendar days of receipt, except to the extent that such payments may be subject to undisputed claims of offset or reimbursement in favor of the Company or the Subsidiary, and pay in full all payroll obligations when due;

d. maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments without prior written notice to Buyer and in the case of new term debt, the consent of Buyer;

e. not incur any indebtedness other than ordinary trade accounts payable in the ordinary course of business;

f. keep in full force and effect its present insurance policies or other comparable insurance coverage;

g. use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with the Company and the Subsidiary;

h. refrain from effecting any change in the articles of incorporation, bylaws, articles of organization, operating agreements or capital structure of the Company or the Subsidiary and refrain from entering into or agreeing to enter into any merger or consolidation by the Company or the Subsidiary with or into, and refrain from acquiring all or substantially all of the assets, common stock or business of any person, corporation, partnership, association or other business organization or division of any thereof;

i. refrain from incurring any expenditures outside the normal course of business, including any capital expenditures without prior written notification to and concurrence of Buyer;

j. refrain from starting or acquiring any new businesses without the prior written notification to Buyer;

k. maintain its present salaries and commission levels for all officers, directors, employees or agents, except for raises that may be awarded to employees at or below the level of supervisor in keeping with past practices of the Company and the Subsidiary in the ordinary course of its business, refrain from entering into employment agreements and refrain from entering into any collective bargaining agreement without the prior written consent of Buyer;

l. refrain from declaring or paying any fees, commissions or loans outside the ordinary course of business, and refrain from declaring or paying any bonuses without the prior written consent of Buyer; and

m. refrain from declaring or paying any dividends, payments or distributions to Members or their affiliates without the prior written consent of Buyer;

n. promptly notify Buyer of any claim or litigation threatened or instituted, or any other material adverse event or occurrence involving or affecting the Company, the Subsidiary or any of their assets, properties, operations, businesses or employees;

o. comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to the Company, the Subsidiary or their assets, properties, operations, businesses or employees, including the timely payment of all tax liabilities which may come due;

p. other than in the ordinary course of business, refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business) without the prior written consent of Buyer;

q. refrain from any purchase or redemption of any common stock, membership interest or other voting interest of the Company or the Subsidiary and refrain from issuing any common stock or other voting interest;

r. refrain from entering into any long-term contracts for the provision of services or the purchase of supplies or inventory without the prior written consent of Buyer which consent shall not be unreasonably withheld;

s. refrain from making any change in any accounting principle, classification, policy or practice, except as required by GAAP; and

t. manage working capital in the ordinary course of business and consistent with past practice.

3.2 Access to Information by Buyer. Until the Closing Date or termination of this Agreement, Members will furnish Buyer with the Unaudited Monthly Financial Statements for each month following September 30, 2006 promptly as available. Buyer may, prior to the Closing have access to the business and properties of the Company and the Subsidiary and information concerning its financial and legal condition as Buyer reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company or the Subsidiary. The Members, the Company and the Subsidiary agree to permit Buyer and its authorized representatives, including but not limited to Buyer’s lending sources, or cause them to be permitted, to have, after the date hereof and until the Closing Date or termination of this Agreement, full access to the premises, books and records of the Company and the Subsidiary during normal business hours, and the officers and key employees of the Company and the Subsidiary will furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiary as Buyer shall from time to time reasonably request. No investigation by Buyer heretofore or hereafter made shall affect the requirement of accurate representations and warranties of the Members, the Company, and the Subsidiary and each such representation and warranty shall survive any such investigation. No information gained by the Buyer through its own investigation and due diligence shall be a waiver of the need for written disclosures by the Members, the Company and the Subsidiary.

3.3 Access to Information by the Company and the Members. Until the Closing Date or the termination of this Agreement, the Company and the Members shall have access to the books, records, operating data, and any other information concerning the financial and legal condition of the Buyer as the Members deem necessary or advisable in connection with the transactions contemplated hereby. All requests by the Company or Members for information pursuant to this Section 3.3 shall be directed to the Buyer. No investigation by the Company or Members heretofore or hereafter made shall affect the representations and warranties of Buyer, and each such representation and warranty shall survive any such investigation.

3.4 Amendment to Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the right and continuing obligation until the Closing Date to supplement or amend promptly the Company and Members Disclosure Schedule, the Company Disclosure Schedule or the Buyer Disclosure Schedule (collectively, referred to as the “Disclosure Schedules”) with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein. Each amendment or supplement to any Disclosure Schedule shall be clearly marked so as to indicate the amending or supplemental information contained therein, which shall be presented in appropriate detail, and shall be delivered prior to the Closing Date and in the manner provided in Section 8.3. In the event that the Company or Members amend or supplement the Disclosure Schedules pursuant to this Section 3.4 and such amendment or supplement constitutes or reflects, individually or in the aggregate, a material adverse change to the business, assets or prospects of the Company or the Members or the Subsidiary (all determined in good faith by the Buyer) then Buyer may, by notice to the Company and the Members given not less than one (1) business day prior to the scheduled Closing Date, terminate this Agreement and no party shall have any further obligation hereunder except as specified in Section 5.2.

3.5 Confidentiality. The provisions of this Section 3.5 shall supersede and replace all prior agreements and understandings of the parties with respect to the subject matter hereof.

a. Confidential Information. Until the Closing Date all Confidential Information, as hereinafter defined, acquired by Buyer with respect to the Members or the Company or the Subsidiary, or by the Members or the Company or the Subsidiary with respect to Buyer, shall be (i) maintained in strict confidence, (ii) used only for the purpose of and in connection with evaluating the transactions contemplated herein, and (iii) disclosed only (A) to employees and duly authorized agents and representatives who have been informed of the obligations of the parties under this Agreement with respect to such Confidential Information, who have a need to know the information in connection with consummating the transactions contemplated herein, and who agree to keep such information confidential, or (B) as required by legal process (of which the other parties shall be given prompt notice). Buyer, the Members, the Company and the Subsidiary shall be responsible for any breach of this Section 3.5(a) by any of their respective representatives and each agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term “Confidential Information” shall mean all information acquired by any party from another party hereto or its representatives pursuant to Section 3.2 or 3.3 hereof or otherwise with respect to the business or operations of such other party, other than (A) information generally available to the public which has not become available as a result of disclosure in violation of this Section 3.5(a) and (B) information which becomes available on a nonconfidential basis from a source other than a party to this Agreement or its representatives, provided that such source is not known by the party to this Agreement receiving such information to be bound by a confidentiality agreement or other obligation of secrecy to another party to this Agreement or its representatives. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the party of origin, and all documents, memoranda, notes and other writings whatsoever prepared by any party or its representatives based on Confidential Information shall be destroyed; and each party and its representatives will thereafter hold all Confidential Information concerning the other parties hereto in strict confidence.

b. Public Announcements. No press release, public announcement, confirmation or other information regarding this Agreement or the contents hereof shall be made by Buyer, the Members, the Company or the Subsidiary without prior consultation between the parties, except as may be necessary, in the opinion of counsel, to any party to meet the requirements of any applicable law or regulations, the determination of any court, or the requirements of any stock exchange on which the securities of such party may be listed. Notwithstanding the foregoing, Upon 24 hours notice to Company, Buyer may disclose pertinent information regarding the transaction contemplated hereby to its existing and prospective investors, lenders or investment bankers or financial advisors for the purposes of obtaining financing. Upon 24 hours notice to Company, Buyer may also make appropriate disclosures of the general nature of the transaction contemplated hereby and the identity, nature and scope of the Company’s and the Subsidiary’s operations to prospective acquisition candidates in its efforts to attract additional acquisitions for Buyer. Buyer may also make appropriate disclosure as required in connection with any registration statement or confidential information memorandum prepared by Buyer, but in that event will give the Members prompt notice thereof. Prior to the Closing, the Buyer and the Members shall jointly approve the contents of any press releases, written employee presentations, or other comparable materials of potentially wide distribution that disclose or refer to the transaction contemplated hereby, except for such press releases or other communications required by law. If the transactions contemplated herein are not consummated, neither the Buyer nor the Company, nor the Members, nor the Subsidiary shall disclose to any third party or publicly announce the proposed transaction contemplated hereby, except as otherwise permitted hereinabove and except as agreed in advance, in writing, by the parties or otherwise required by law, in which case the party so compelled will give reasonable written notice in advance to the other parties.

3.6 Exclusivity. After the signing of this Agreement until the earlier of the Closing Date or the termination of this Agreement, neither the Company nor the Members nor any Subsidiary shall (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any membership interest, common stock or other voting securities of, or any substantial portion of the assets of, the Company or any Subsidiary (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition (including any acquisition structured as a merger, consolidation, or share exchange). Neither the Company, nor any Member, nor the Subsidiary shall furnish to any other person any information with respect to the Company or any Subsidiary that could be used for the purposes described above. Company and Members shall promptly notify Buyer of any acquisition proposal received by Company, any Member or any Subsidiary and shall provide Buyer a copy (to the extent written) or description (to the extent oral) of such acquisition proposal.

After the signing of this Agreement until the earlier of the Closing Date or the termination of this Agreement, without providing advance notice to Members, Buyer shall not: (i) negotiate with any other party for the acquisition of stock or assets in an entity that provides onshore, dockside and offshore oil field services to companies in the oil and natural gas industry, including waste services, fluid management and transportation, saltwater disposal, boat and barge cleaning, offshore painting and sandblasting and offshore tank and vessel cleaning; (ii) enter into any understanding, whether binding or not, with respect thereto; (iii) directly or indirectly negotiate for the acquisition of any ownership interest in or the assets of an entity that provides onshore, dockside and offshore oil field services to companies in the oil and natural gas industry, including waste services, fluid management and transportation, saltwater disposal, boat and barge cleaning, offshore painting and sandblasting and offshore tank and vessel cleaning.

3.7 Members’ Release of Claims. Effective as of the “Closing Date,” but only upon the occurrence of the Closing and payment of the Purchase Price, each of the undersigned in his capacity as a Member hereby (a) releases, acquits and forever discharges the Company and its Subsidiaries from any and all liabilities, obligations, indebtedness, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company or any of its Subsidiaries, except for (i) all indemnity obligations of the Company in favor of the Members in their capacity as such or in their capacity as an officer or director or manager of the Company or the Subsidiary, which indemnity obligations are set forth in the Articles of Organization and Operating Agreement of the Company and the Articles of Incorporation and Bylaws of the Subsidiary (provided that this shall in no way limit OMNI Energy Services Corp.’s ability to amend such provisions after the Closing with respect to incidents or occurrences subsequent to the Closing), and (ii) obligations arising under notes payable to Members pursuant to Sections 1.2(b), 1.2(c) and 1.2(d) of this Stock Purchase and Sale Agreement, and (b) waives any and all preemptive or other rights to acquire any membership interest of the Company or shares of common stock of the Subsidiary and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

3.8 Real Estate Matters. The Buyer, with the full cooperation and assistance of the Members and the Members and the Company, may cause an environmental investigation to be performed by environmental engineers or consultants with respect to all of the real estate owned and leased by the Company listed on Schedule 2.2(n)(1) of the Company Disclosure Schedule (the “Environmental Assessment Property”) at its costs and expense. Should Buyer’s consultants suggest that a Phase II Environmental Investigation is required for one or more properties, such expense shall be paid by Members and Buyer, 50% to each. During the period prior to Closing, the Members, the Members and the Company shall afford Buyer and its representatives the continuing right to inspect, during the Company’s normal business hours, the Environmental Assessment Property and all books, records, contacts, documents and other data pertaining to the use, ownership, operation, or maintenance of the Environmental Assessment Property. If after completion of such environmental investigations, it is determined, at Buyer’s reasonable discretion, that information acquired by Buyer establishes that the Company’s owned or leased real estate constitutes a material environmental liability to the Company, Buyer shall have the right to terminate this Agreement, upon five (5) calendar days written notice to Members and Company, and no party hereunder shall have any continuing obligations hereunder except as set forth in Section 5.2 hereof.

3.9 Certain Tax Matters.

a. Consent for Section 338(h)(10) Election. The Buyer and Members shall cooperate fully and work together towards determining whether an election will be made under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company pursuant to this Agreement. Any such election (a “Section 338(h)(10) Election”) shall be made after consultation with Members’ tax advisors, but at the sole discretion of the Buyer. In the event Buyer decides to make a Section 338(h)(10) Election, the Buyer and Members shall cooperate fully to ensure that all returns, documents, statements, and other forms (the Section 338(h)(10) Returns”) that are required to be submitted to any federal, state, county, or other local taxing authority in connection with a Section 338(h)(10) Election are submitted in compliance with applicable filing deadlines. In the event Buyer makes a Section 338(h)(10) Election, Buyer shall reimburse Members for the impact on the Members federal income tax returns from the Section 338(h)(10) Election within 30 days of the Members filing of their returns and submission of same for Buyer review.

b. Tax Periods Ending on or before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Members to review and comment on each such Tax Return described in the preceding sentence prior to filing. Members acknowledge that upon Closing any election to be taxed as a Subchapter S Corporation will terminate and that Members will be responsible for all taxes due up to the day of Closing.

c. Cooperation on Tax Matters.

(i) Buyer, the Company and its Subsidiaries and Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 3.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Members, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, The Company and its Subsidiaries or Members, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Buyer and Members further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

d. Tax Sharing Agreements. All tax sharing agreements or similar agreements, if any, with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

e. Certificate of No Tax Due. On or before ninety days after the Closing Date, the Members shall deliver to Buyer its Texas Certificate of No Tax Due, which will show no franchise or state sales and use tax due in respect of the Company as of the Closing Date.

f. Sub Chapter S Status. Through the Closing Date, the Company and Members will not revoke the Company’s election, if any, to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and Members will not take or allow any action, other than the sale of the Company’s, membership interest pursuant to this Agreement, that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

3.10 Satisfaction of Conditions by the Company and Members. The Company and the Members shall (i) use their reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Company and the Subsidiary and make, as soon as possible, all filings with any governmental authority required on the part of the Company or the Subsidiary to consummate the transactions contemplated hereby, (ii) use their reasonable efforts to obtain, as soon as possible, all other consents to and approvals required to be obtained by the Company or the Subsidiary to consummate the transactions contemplated hereby, and (iii) otherwise use their reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within their control.

3.11 Satisfaction of Conditions by Buyer. Buyer shall (i) use its reasonable efforts to obtain, as soon as possible, all governmental approvals required to be obtained by the Buyer and make, as soon as possible, all filings with any governmental authority required on the part of the Buyer to consummate the transactions contemplated hereby, (ii) use its reasonable efforts to obtain, as soon as possible, all of the consents to and approvals required to be obtained by the Buyer to consummate the transactions contemplated hereby, and (iii) otherwise use its reasonable efforts to satisfy the conditions set forth in Article 4 of this Agreement to the extent that such satisfaction is within its control.

3.12 Benefit Plans. Neither Buyer nor, following the Closing, the Company or the Subsidiary shall terminate any health or medical insurance, life insurance, 401(k) plan or other benefit plan in effect with respect to the Company or the Subsidiary until such time as Buyer replaces such plan. Any such replacement plan shall give the officers and employees of the Company and the Subsidiary full credit for the period of time each has been employed by the Company or the Subsidiary prior to the Closing and for the period of time each is employed by the Company or the Subsidiary after the Closing. Any new health insurance plan shall provide for coverage for pre-existing conditions.

3.13 Member and Affiliate Indebtedness and Receivables. As of the Closing, Members and their Affiliates (including but not limited to CHI Labor) shall cause to be paid in full in cash all accounts payable, notes payable and advances payable owed by them or their Affiliates to the Company (or any Subsidiary) and Members and their Affiliates (including but not limited to CHI Labor) shall release, terminate and acknowledge full satisfaction of all accounts payable, notes payable and advances payable by the Company (or the Subsidiary) to Members and their Affiliates.

3.14 Other Liabilities. As of the Closing, the Company (or any Subsidiary) shall pay in full in cash all liabilities outside the ordinary course of business other than the liabilities comprising the Closing Assumption of Debt. As of the Closing, the only liabilities remaining of the Company shall be those listed on Schedule 3.14. Should it be determined at any time after Closing that there were liabilities of the Company as of the Closing Date, other than those disclosed on Schedule 3.14, or should it be determined that the Members or the Company or the Subsidiary was in breach of any representation or warranty as of the Closing Date, Buyer shall have the right (in addition to any and all other rights it may have at law or in equity) to offset such liabilities and/or the damages incurred from such breach against its obligations under the Seller Notes.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of the Buyer. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Buyer:

a. Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of the Members, the Company and the Subsidiary contained in this Agreement, in the Company and Members Disclosure Schedule, the Company Disclosure Schedule and in each closing certificate and document delivered to Buyer by the Company or the Members or the Subsidiary pursuant hereto shall be correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and the Members and the Company and the Subsidiary shall each have delivered to Buyer a certificate to that effect.

b. Performance of Covenants. The Members and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Members and the Company shall each have delivered to Buyer a certificate to that effect.

c. Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Members, the Company, the Subsidiary or against Buyer, arising by reason of the acquisition of the Company or the Subsidiary pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a material adverse effect on the Company or the Subsidiary or (iii) to have a material adverse effect on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement.

d. Approvals. The Company, the Members and the Subsidiary shall have procured all of the consents, approvals and waivers specified in Sections 2.1(b) and 2.2(d), and the Members, the Company and the Subsidiary shall each have delivered the same to Buyer, including but not limited to waiver of any and all rights under any stock transfer or membership interest restriction agreements, any preemptive right agreements and/or provisions, and any rights of first refusal, whether set forth in the Company Articles of Organization, the Company Operating Agreement, the Subsidiary Articles of Incorporation and/or the Subsidiary Bylaws and/or contracts.

e. Employment and Non-Compete Agreements. Recatto, Shaw and Subsidiary shall have executed and delivered an Employment and Non-Compete Agreement with the Subsidiary on the forms attached as Exhibit 4.1(e)(1) and Exhibit

4.1(e)(2), and Miller and Subsidiary shall have executed and delivered a Consulting and Non-Compete Agreement with the Subsidiary on the form attached as Exhibit 4.1(e)(3).

f. Opinion of Counsel for the Company, the Subsidiary and the Members. Buyer shall have received the favorable opinion of The Perret Doise Firm, counsel for the Company, the Members, and the Subsidiary dated the Closing Date, in the form attached as Exhibit 4.1(f).

g. The Member Release of the Company; Corporate Records. The Members shall have delivered to the Buyer (i) a release that effectuates Section 3.7 of this Agreement, and (ii) the original corporate records and books of Company and Subsidiary, including the minute book, the stock transfer books, and the corporate seal of the Company and the Subsidiary (any of which the Members may retain copies for any proper purpose).

h. Due Diligence Satisfactory. The Buyer’s due diligence investigation of the Company as contemplated by Section 3.2 and Section 3.8 hereof shall be completed to the satisfaction of Buyer and Buyer’s lending sources, including its senior lenders.

i. All Proceedings to be Satisfactory. All necessary director, manager and Members resolutions, waivers and consents and all other actions to be taken by the Members and the Company and the Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer and its counsel.

j. Financing. Buyer shall have, as of the Closing Date, sufficient financing arrangements in place in order to have immediately available funds to enable it to pay the cash portion of the Purchase Price to the Members at the Closing.

k. Provisions for Federal and State Income Tax. The Company and the Subsidiary shall have sufficient cash on hand as of the Closing Date to cover the estimates (which estimates shall be satisfactory to Buyer) of the federal and state income taxes on taxable income of the Company through the Closing Date, which estimates are disclosed on Schedule 4.1(k).

l. Excess Working Capital. In addition to the amount for the federal and state tax estimates discussed above, the Company shall have Excess Working Capital on hand as of the Closing Date sufficient to allow the Company to continue to operate in the ordinary course of business consistent with past practices without the injection of any cash from the Buyer. For purposes of this provision, Excess Working Capital is defined as cash on hand plus accounts receivable (aged 90 days or less) minus accounts payable and minus the estimated income tax liability disclosed on Schedule 4.1(k). The sufficiency of the amount of such Excess Working Capital shall be determined by Buyer, but in no event shall it be less than Seven Million Five Hundred Thousand Dollars ($7,500,000.00). See Schedule 4.1(l).

m. 100% Commitment. The Company (the owner of 100% of the outstanding shares of common stock of the Subsidiary), the Members, (collectively the owners of 100% of the outstanding membership and equity interests in BMJ), and their respective spouses, and Buyer have executed and delivered this Agreement.

n. Broker Release. Buyer shall have received a Waiver and Release from Barry Loder in form and substance satisfactory to Buyer.

o. Secretary’s Certificate. Buyer shall have received the Certificate of the Secretary of the Subsidiary, dated the Closing Date, in the form attached as Exhibit 4.1(o).

p. Officer’s Certificate. Buyer shall have received the Certificate of an Executive Officer of the Company and the Subsidiary, dated the Closing Date, in the form attached as Exhibit 4.1(p).

q. Miscellaneous Assignment(s). Members shall transfer and assign to a separate entity the rights and obligations related to CHI Labor, Inc. that are disclosed on Schedule 4.1(q) (the “Retained Assets”). Members shall transfer and assign to Buyer any and all property possessed or owned by them for the benefit of the Company or the Subsidiary that has been used to entertain Company or Subsidiary customers and/or that has traditionally been paid for by the Company or Subsidiary, such as hunting leases and tickets to sporting events except as set forth on Schedule 4.1(q), the Retained Assets schedule.

r. Company Guaranties. Company and Subsidiary shall be released from any and all guaranty agreements granted or given in favor of third parties.

s. CHI Labor Release. CHI Labor shall execute and deliver a release agreement in favor of Buyer, Company and Subsidiary, that releases Buyer, Company and Subsidiary from, and provides for the indemnification and defense of, any and all claims, demands and damages that may be brought by CHI Labor or any third party for or that may be related to the actions, operations or business of CHI Labor occurring on or before the Closing Date.

4.2 Conditions Precedent to the Obligations of the Members and the Company. The obligations of the Members and the Company to consummate the Closing under this Agreement are subject to the satisfaction in all material respects or waiver by the Members of each of the following conditions:

a. Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 3.4 of this Agreement, the representations and warranties of Buyer contained in this Agreement, in the Buyer Disclosure Schedule and in each closing certificate and document delivered by the Buyer to the Members or the Company pursuant hereto shall be correct in all material respects at and as of the Closing Date, as though made at and as the Closing Date, other than such representations and warranties as are specifically made as of another date which shall be correct at and as of such other date; and Buyer shall have delivered to the Members and the Company a certificate to that effect.

b. Performance of Covenants. Buyer shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and Buyer shall each have delivered to the Members and the Company a certificate to such effect.

c. Approvals. Buyer shall have procured all of the consents, approvals and waivers specified in Section 2.3(f), and Buyer shall deliver the same to the Members and the Company.

d. All Proceedings to be Satisfactory. All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Members, the Company and their counsel.

e. Opinion of Counsel for the Buyer. The Members and the Company shall have received the favorable opinion of Gordon, Arata, McCollam, Duplantis & Eagan, L.L.P., counsel for Buyer, dated the Closing Date, in the form attached as Exhibit 4.2(e).

f. Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Buyer, or against the Members or the Company, or the Subsidiary arising by reason of the acquisition of the Company or the Subsidiary pursuant to this Agreement, which is reasonably likely (1) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or the Subsidiary or (3) to have a material adverse effect on the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement.

g. Due Diligence Satisfaction. Members’ due diligence investigation of Buyer shall be completed to the satisfaction of Members.

h. Assumption of Company Debt. Buyer’s assumption of debt, as described in Section 1.2(h) above, shall be approved by and consented to by Company’s and Subsidiary’s lenders/creditors. Buyer shall obtain releases of any personal guaranties of Members related to the debt described in Section 1.2(h).

ARTICLE 5

TERMINATION

5.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

a. Mutual Consent. The Buyer and the Members may terminate this Agreement by mutual written consent of Buyer and Members at any time prior to the Closing Date;

b. Termination by Buyer. The Buyer may terminate this Agreement by giving written notice to the Members at any time prior to the Closing Date in the event of an adverse material change in the financial position of the Company or the Subsidiary, or if a Member or the Company or the Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, if the Buyer has notified the Members of the breach and the breach has continued without cure until ten (10) calendar days after the notice of such breach;

c. Termination by the Members. The Members may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing Date in the event of an adverse material change in the financial position of the Buyer, or if the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, if the Members has notified the Buyer of the breach and the breach has continued without cure until ten (10) calendar days after the notice of such breach;

d. Termination by Either the Members or the Buyer. Either the Buyer or the Members may terminate this Agreement by giving written notice to the other parties (i) if the Closing shall not have occurred by February 15, 2007; provided, however, that the right to terminate this Agreement under this Section 5.1 (d)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (ii) in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (1) Section 3.5, Section 8.1, Section 8.6, Section 8.7, Section 8.8, Section 8.10 and Section 8.11 hereof shall survive such termination and (2) nothing herein shall relieve any party from liability for any willful breach of any such surviving Section hereof.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

6.1 Survival of Representations and Warranties. Subject to the limitations of Section 6.4, the respective representations and warranties of the parties contained in this Agreement shall survive the Closing Date, regardless of any investigation made by or on behalf of any party.

6.2 Indemnification by the Members. Subject to the limitations of Section 6.5 and the provisions of Section 3.8, the Members, solidarily, jointly and severally, hereby agree to indemnify and hold harmless Buyer and its affiliates including the Buyer and its officers and directors, in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs but net of all available proceeds of insurance)

(collectively, “Losses”) which Buyer (but without duplication) incurs as a result of the breach of:

a. any of the representations or warranties made by the Members or the Members in or pursuant to this Agreement, or

b. any of the covenants made by the Members or the Members in or pursuant to this Agreement which are to be performed at or after the Closing Date.

The indemnification obligations of the Members under this Section 6.2 shall survive the Closing Date and will terminate at the time specified in Section 6.5.

6.3 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless the Members and the Members in respect of any Losses, which the Members or the Members (but without duplication) incur as a result of the breach of:

a. any of the representations or warranties made by Buyer in or pursuant to this Agreement, or

b. any of the covenants made by Buyer in or pursuant to this Agreement which are to be performed at or after the Closing Date.

The indemnification obligations of Buyer under this Section 6.3 shall survive the Closing Date and will terminate at the time specified in Section 6.5.

6.4 Notice. Promptly after any party hereto (in Article 6, the “Indemnified Party”) has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the threat or commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall provide the party obligated to provide indemnification hereunder (in Article 6, the “Indemnifying Party”) written notice of such claim or the threat of commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within ten business days of receipt of such notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay the Indemnified Party an amount sufficient to discharge such debt, liability or obligation; (ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party whether the Indemnifying Party elects to undertake the defense thereof and, if so, thereupon promptly assume and diligently contest such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; or (iii) in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the receipt of a notice hereunder shall be deemed to constitute a challenge by the Indemnifying Party of the claims to indemnification by the Indemnified Party. In the event of such a challenge, the Indemnified Party shall, if the claim is a Third Party Claim, defend against such claim subject to such Party’s right to be indemnified for all litigation costs to the extent it is ultimately determined that the Indemnifying Party was obligated (after applying the limitations of Section 6.5) to provide indemnification with respect to such Third Party Claim. The Indemnified Party shall not compromise a Third Party Claim without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed if the Indemnifying Party has challenged the claim to indemnification by the Indemnified Party). The Indemnifying Party shall not compromise a Third Party Claim unless the compromise includes a complete release of the Indemnified Party and does not create any obligations of the Indemnified Party.

6.5 Limitations on Indemnification. No Indemnified Party shall be entitled to indemnification pursuant to Article 6 unless and until the aggregate of all Losses for which indemnification would (but for the limitation of this sentence) be required to be paid by the Indemnifying Party under Article 6 of this Agreement (collectively, “Indemnity Obligations”) exceeds $200,000 (the “Loss Threshold”), provided that if the aggregate Losses for which indemnification is required to be paid shall exceed such sum then only those Losses in excess thereof shall be payable. If an Indemnifying Party pays indemnification (including without limitation, the cost of defending a Third Party Claim) that was not required to be paid due to any limitation set forth in this Section 6.5, then the Indemnified Party shall, promptly after demand by the Indemnifying Party, reimburse the latter for such payments without interest. Absent a finding of fraud by a court having jurisdiction, the maximum aggregate liability of the Members with respect to the Member Indemnity Obligations and the maximum liability of Buyer with respect to the Buyer Indemnity Obligations shall not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate (the “Aggregate Limitation”). The Members and a Member shall have no further obligations with respect to the Member Indemnity Obligations at the earlier of the time when the Members have paid Member Indemnity Obligations equal in the aggregate to the Aggregate Limitation.

a. An Indemnified Party shall not be entitled to make any claim for indemnification under this Article 6 or, with respect to the warranties and representations in Section 2.2(u) unless notice of such claim describing such claim with particularity is given prior to the date that is twenty-four (24) months after the Closing Date, other than matters of title and authorization, the representations and warranties for which shall survive for the longest period permitted by applicable law.

ARTICLE 7

FURTHER ASSURANCES

7.1 Further Assurances. At any time and from time to time on and after the Closing Date (a) at the request and expense of Buyer, the Members shall deliver to Buyer (but may retain copies for any proper purpose) any records, documents and data possessed by the Members and not previously delivered to Buyer to which Buyer is entitled and shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the Membership Interest or the CHI Common Stock or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) Buyer shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the Members may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

7.2 Books and Records. Buyer agrees that it shall preserve and keep all books and records relating to the Company and the Subsidiary in Buyer’s possession until the later of December 31, 2010, or six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Company or the Subsidiary for taxable periods ending prior to or on the Closing Date to which such books or records are relevant. Duly authorized representatives of the Members shall, upon reasonable notice, have access at any time to such books and records during normal business hours to examine, inspect and copy such books and records.

a. In any instance in which any Members or Buyer, as the case may be, is required to prepare or file (or cause to be filed) tax returns which cover a period that includes the Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the Closing Date, each Member or Buyer, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit. The Buyer shall at Buyer’s expense prepare and file, subject to giving Members a reasonable opportunity to comment on, tax returns covering periods ending on the Closing Date.

b. Buyer, the Company and the Members shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 8

MISCELLANEOUS

8.1 Transaction Expenses, etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts.; provided, however, that, in the event a party has breached any representation, warranty or covenant contained in this Agreement, after its execution, in any material respect, and such breach has not been cured ten (10) calendar days after the giving of notice of such breach, the breaching party shall pay the first $100,000 of the non-breaching party’s reasonable expenses incurred as a result of such breach, including but not limited to the non-defaulting party’s attorney’s fees incurred in connection with the negotiation, execution and efforts toward consummation of this Agreement, including but not limited to the costs and expenses of due diligence reviews and financial audits. For purposes of this Section 8.1, all fees and expenses in excess of $50,000 in legal fees and $25,000 in professional accounting fees that are incident to the negotiation, preparation and execution of this Agreement incurred by Company, and/or the

Members and which have been incurred prior to or at Closing shall be deemed and paid as costs and obligations of the Members. The Members, on the one hand, and the Company and Buyer, on the other hand, will indemnify the other parties, and hold them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

8.2 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed as follows:

If to the Members or, prior

to the Closing, to the Company or the Subsidiary:

Charles Holston, Inc.

BMJ Industrial Investments, LLC

103 Fursman

Lafayette, Louisiana 70503-2209

Attn: Brian Recatto

Telephone: (337) 236-8699

Facsimile: (337) 262-9001

Email: brian.recatto@holston.cc

With a copy to:

Mark E. Stipe

Perret Doise, LLP

600 Jefferson Street

Post Office Box 3408

Lafayette, Louisiana 70502

Telephone: (337) 262-9000

Facsimile: (337) 262-9001

Email: mstipe@pdlaw.com

If to Buyer or, following the Closing,

to the Company or the Subsidiary, to:

OMNI Energy Services Corp.

Post Office Box 3761

Lafayette, Louisiana 70502

Attn: Mr. G. Darcy Klug

Telephone: (337) 896-6664

Facsimile: (337) 896-9067

Email: dklug@omnienergy.com

With a copy to:

Samuel E. Masur

Gordon, Arata, McCollam,

Duplantis & Eagan, L.L.P.

400 E. Kaliste Saloom Road, Suite 4200

Lafayette, Louisiana 70508

Telephone: (337) 237-0132

Facsimile: (337) 237-3451

Email: smasur@gordonarata.com

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the party to which directed, or (b) if sent by first-class mail postage, prepaid and properly addressed as set forth above, three (3) calendar days after deposit in the United States Mail, or (c) with respect to delivery by certified mail, return receipt requested, properly addressed as set forth above, when delivery thereof is made by the U.S. Postal Service (or the date of refusal of delivery), or (d) when delivered (or the date of refusal of delivery) if sent by overnight delivery service, or (e) the date sent, if sent by facsimile transmission with proper electronic confirmation.

8.4 Waivers. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

8.5 Amendments, Supplements, Schedules, etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such additional agreement, article, or certificate must be in writing and signed by all parties.

8.6 Entire Agreement. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

8.7 Dispute Resolution; Choice of Forum; Consent to Jurisdiction.

a. In the event there shall exist any dispute or controversy with respect to this Agreement or any matter relating hereto or the transactions contemplated hereby, the parties hereto agree to seek to resolve such dispute or controversy by mutual agreement. Prior to seeking any arbitration in the event of a dispute, the parties to this Agreement must first promptly seek to resolve any disputes by conducting good faith negotiations between the parties’ senior executives who have authority to settle the controversy. If any party’s senior executive chooses to be accompanied by an attorney at a meeting, the party shall give the other party at least three (3) days’ notice of such intention to allow the other party to also be accompanied by attorneys, should the other party so elect. All negotiations shall be confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence. If the dispute has not been resolved within thirty (30) days after the date of the notice of dispute, or if the party receiving such notice fails or refuses to meet within the timeframe set forth above, any party may initiate a mediation of the dispute by sending the other party a written request that the dispute be mediated. Should the dispute not be resolved by mediation, any party may initiate arbitration of the dispute by sending the other party a written request that the dispute be arbitrated.

b. Once a request for arbitration has been made, this paragraph shall be deemed a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, such that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by binding arbitration in accordance with this provision. Any party may submit such a dispute, controversy, or claim to arbitration by notice to the other party and the administrator for the American

Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in Lafayette, Louisiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by one (1) arbitrator, who shall be mutually agreeable to the parties hereto. If the parties cannot reach agreement on a presiding arbitrator, the AAA shall act as appointing authority to appoint an independent arbitrator that has at least ten (10) years experience in the legal and/or commercial aspects of the energy services industry. All decisions of the arbitrator shall be binding and final. The arbitrator may not award indirect, consequential, special or punitive damages.

c. The compensation and expenses of the arbitrator and the cost and expenses of arbitration, including attorney’s fees, shall be taxed by the arbitrator against the loosing party. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the jurisdiction in which each party is located, shall apply to and be binding in any arbitration proceeding conducted under this provision.

d. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

e. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, including but not limited to the enforcement of an arbitration award, shall be brought in the United States District Court for the Western District of Louisiana, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.8 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and legatees. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and third parties who are expressly given rights hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.9 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign its rights under this Agreement to an affiliate without the prior written consent of any party hereto, provided that Buyer shall remain, jointly and severally, bound with its assignee with respect to all obligations undertaken by it.

8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.11 Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

BUYER:

OMNI ENERGY SERVICES CORP. a Louisiana corporation

By:	/s/ James C. Eckert
James C. Eckert
Chief Executive Officer

COMPANY:

BMJ INDUSTRIAL INVESTMENTS, L.L.C. a Texas limited liability company

By:	/s/ Brian J. Recatto
Brian J. Recatto

By:	/s/ Lawrence J. Shaw III
Lawrence J. Shaw III

By:	/s/ Matthew E. Miller
Matthew E. Miller

SUBSIDIARY:

CHARLES HOLSTON, INC. a Louisiana corporation

By:	/s/ Brian J. Recatto
Name:	Brian J. Recatto
Title:	President

MEMBERS:

/s/ Brian J. Recatto
BRIAN J. RECATTO

/s/ Lawrence J. Shaw III
LAWRENCE J. SHAW III

/s/ Matthew E. Miller
MATTHEW E. MILLER

MEMBER SPOUSES:

/s/ Melissa Recatto
MELISSA RECATTO

/s/ Rosie C. Shaw
ROSIE C. SHAW

/s/ Francine R. Miller
FRANCINE R. MILLER